Exhibit 99.1
ADAM CIONGOLI STEPPING DOWN AS CHIEF LEGAL & POLICY OFFICER OF FOX CORPORATION
NICHOLAS TRUTANICH TO BE NAMED GENERAL COUNSEL
New York, NY and Los Angeles, CA – October 19, 2026 – Fox Corporation (Nasdaq: FOXA, FOX) (“FOX” or the “Company”) today announced that Adam Ciongoli, Chief Legal and Policy Officer, will not be renewing his contract and will step down from that role effective December 1. Concurrent with this change, Ciongoli will transition to serve as a special advisor to FOX through June 2028.
Nicholas Trutanich, currently Executive Vice President, Principal Deputy General Counsel, will become General Counsel of the Company effective December 1, reporting to Executive Chair and Chief Executive Officer Lachlan Murdoch.
“I’d like to thank Adam for his many immense contributions over the last three years,” said Lachlan Murdoch. “I deeply appreciate his service to FOX and am grateful that he will continue to serve FOX as a special advisor. Nick Trutanich has been a critical member of the FOX team since joining the Company five years ago and will bring deep legal, litigation and compliance experience to this expanded role. We look forward to Nick’s leadership.”
“It has been a privilege and an honor to be a part of the FOX family, and I have especially valued my relationships with Lachlan and our talented colleagues,” said Ciongoli. “I look forward to continuing to work with Lachlan and FOX as a special advisor to help this great company in its continued successes.”
“I will be honored to serve as General Counsel and grateful for the opportunity to lead such a talented legal team,” said Trutanich. “It is an exciting time of growth and innovation at FOX, and I look forward to working with colleagues across the Company to advance our goals.”
Nick Trutanich joined Fox Corporation as Chief Ethics & Compliance Officer in 2021, most recently serving as Executive Vice President, Principal Deputy General Counsel, leading the Company’s Litigation and Ethics & Compliance functions. Prior to joining FOX, Trutanich served as the U.S. Attorney for the District of Nevada from 2019 to 2021 and previously held senior roles at the Nevada Attorney General’s Office and served as a federal prosecutor within the U.S. Department of Justice. Earlier in his career, Trutanich was a litigator in private practice and a federal law clerk.

As part of the transition, the Company also announced that Kristopher Jones, Executive Vice President and Head of Government Relations, will report directly to John Nallen, President and Chief Operating Officer of Fox Corporation effective December 1.

About Fox Corporation
Fox Corporation produces and distributes compelling news, sports and entertainment content through its primary iconic domestic brands, including FOX News Media, FOX Sports, Tubi Media Group, FOX Entertainment and FOX Television Stations. These brands hold cultural significance with consumers and commercial importance for distributors and advertisers. The breadth and depth of FOX's footprint allow the Company to deliver content that engages and informs audiences, develop deeper consumer relationships and create more compelling product offerings. FOX maintains an impressive track record of news, sports, and entertainment industry success that shapes our strategy to capitalize on existing strengths and invest in new initiatives. For more information about Fox Corporation, please visit www.foxcorporation.com.

Press Contacts:
Brian Nick
310-369-3545
brian.nick@fox.com

Lauren Townsend
310-369-2729
lauren.townsend@fox.com